PRELININARY PROXY COPY
DEFINITIVE PROXY MATERIALS WILL BE MAILED TO THE SHAREHOLDERS AUGUST 1, 1995


SKYLINE CORPORATION
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
September 18, 1995

    NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Skyline Corporation (Skyline) will be held at the Shenandoah Room, in the Ramada Inn, 3011 Belvedere Road, Elkhart, Indiana, on Monday, September 18, 1995, at 10:00 a.m., Eastern Standard Time, for the following purposes:

     1. To elect a Board of Directors for the ensuing year, or until their successors are elected and qualify.

     2. To vote on the following proposed amendment to Article IX, Section 1 of the Articles of Incorporation which would permit the size of the Board of Directors, as specified from time to time in the By-Laws, to be from 3 to 10 Directors (instead of the current 3 to 9 Directors):

        The Corporation shall have such number of Directors as shall be specified in the By-Laws, but in no event shall such number be less than three nor more than ten. In the event the By-Laws do not state the number of Directors, the number of Directors shall be nine.

     3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

    The Board of Directors has fixed the close of business on July 19, 1995, as the record date for the determination of shareholders entitled to notice of, and to vote at, said meeting.

By Order of the Board of Directors

RONALD F. KLOSKA
Vice-Chairman, Chief
Administration Officer and Secretary
August 1, 1995

IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING
ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

SKYLINE CORPORATION
2520 By-Pass Road, P.O. Box 743
Elkhart, Indiana 46515
August 1, 1995

PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Skyline Corporation (Skyline) for use at the Annual Meeting of Shareholders to be held September 18, 1995. The shares represented by properly executed proxies received prior to the meeting will be voted. If the shareholder directs in the proxy how the shares are to be voted, they will be voted accordingly. When no direction has been given by the shareholder, it is the intention of the proxies named in the proxy to vote the same in accordance with their best judgment. Any proxy given may be revoked by the shareholder at any time prior to the voting of the proxy. The approximate date on which this proxy statement and the form of proxy are first sent or given to security holders is August 1, 1995.

VOTING SECURITIES

     Only shareholders of record as of the close of business on July 19, 1995, or their proxies are entitled to vote at the meeting. As of that date, Skyline had outstanding 11,120,644 shares of Common Stock having one vote per share.

ELECTION OF DIRECTORS

     Each share of Common Stock is entitled to one vote, which means that the holders of more than 50% of the shares voting for the election of Directors can elect all of the Directors and approve any other matter as may properly come before the meeting if they choose to do so.

     It is proposed that nine Directors be elected at the meeting, each to serve until the next Annual Meeting of Shareholders and until his successor is elected and qualifies.

     It is intended that the votes authorized by the enclosed proxy will be cast for the election of the nine nominees for Directors whose names are set forth below. In the event that one or more of the nominees shall unexpectedly become unavailable for election, the votes will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the present Board of Directors or the Board may be reduced accordingly. All of the nominees for whom the proxies intend to vote have agreed to serve as Directors if elected.

     Information about the nominees for election as Directors and the beneficial ownership of Skyline Common Stock by directors as a group is as follows:

                                              Shares of Skyline
                                              Common Stock bene-
                                    Skyline   ficially Owned at       Percent
Name, Title, Address                Director  July 1, 1995            of
and Principal Occupation       Age  Since     Directly or Indirectly  Class(3)

ARTHUR J. DECIO     		64   1959 	1,477,784(1)  	        13.3 %
Chairman, Skyline Corporation,
2520 By-Pass Road, Elkhart,
IN 46514. Chairman of the Board
and Chief Executive Officer.
Mr. Decio is also a Director of
NIPSCO Industries, Inc.,Hammond,
Indiana, and Quality Dining,
Inc., Mishawaka, Indiana.

TERRENCE M. DECIO   		43   1989 	   30,080(2)
Senior Executive Vice President,
Skyline Corporation, 2520
By-Pass Road Elkhart, Indiana
46514. Mr. Decio is also a
Director of Society Bank
(Key Corp.), South Bend, Indiana.

JERRY HAMMES   			63   1986          13,000
2015 West Western Avenue,
South Bend, Indiana 46629.
President of Romy Hammes, Inc.,
a one bank holding company and
real estate investment company,
South Bend, Indiana, and Chairman
of Peoples Bank of Kankakee County,
a bank, Bourbonnais, Illinois.
Mr. Hammes is also a Director of
Society Bank (Key Corp.), South Bend,
Indiana.

RONALD F. KLOSKA    		61   1965 	   28,600
Vice-Chairman and Chief
Administration Officer and
Secretary Skyline Corporation,
2520 By-Pass Road, Elkhart,
Indiana 46514.

WILLIAM H. LAWSON   		58   1975 	    3,000
President and Chief Executive
Officer, Franklin Electric Co.,
Inc., 400 East Spring Street,
Bluffton, Indiana 46714. Chairman
of the Board, Chief Executive Officer
and a Director of Franklin Electric
Company, Inc., a manufacturer of
electric motors, Bluffton, Indiana.
Mr. Lawson is also a Director of JSJ
Corporation, Sentry Insurance, a Mutual
Company, and American Electronics
Components, Inc.

DAVID T. LINK  			58   1994 	        0
Dean and Professor of Law,
Notre Dame Law School, University
of Notre Dame, Notre Dame, Indiana
46556.

ANDREW J. McKENNA,  		65   1971 	   12,300
Chairman, President and CEO,
Schwarz Paper Company, 8338 North
Austin Avenue, Morton Grove, Illinois
60053. President of Schwarz Paper
Company, a national distributor of
paper, printing and packaging,
Morton Grove, Illinois. Mr. McKenna
is also a director of First Chicago
Corporation, First National Bank of
Chicago, Tribune Company, Aon
Corporation, McDonalds Corporation
and Dean Foods Company.

WILLIAM H. MURSCHEL 		50   1992 	    1,610
President and Chief Operations
Officer, Skyline Corporation 2520
By-Pass Road, Elkhart, Indiana
46514. Mr. Murschel was Vice
President of Skyline from June
1986 through September 16, 1991.

DALE SWIKERT   			65   1963 	    8,791
224 Carnation Drive, Nampa,
Idaho 83687. President, Interstate
West Corp., Private Investor and
former President of Vanamera
Industries, Ltd., Kelowna, British
Columbia, a Canadian manufacturer
of van conversions.

ALL NOMINEES AND
OFFICERS AS A GROUP           			1,576,815 		14.18%


(l) Includes 83,500 shares in The Arthur J. Decio Foundation, a charitable foundation, of which Mr. Decio is a trustee. Mr. Decio disclaims any beneficial interest with respect to these shares.

(2) Terrence M. Decio is the son of Arthur J. Decio.

(3) Less than one percent unless otherwise indicated.

Information about Board and Committee meetings is as follows:

     The Audit Committee consisted of Messrs. Hammes, McKenna and Dr. Thomas
P. Bergin until September 19, 1994, after which the Audit Committee consisted of Messrs. Hammes, McKenna, Link and Swikert. It met two times during the fiscal year ended May 31, 1995. The Committee meets with the accounting firm which conducts the annual audit of Skyline's books, reviews auditors' recommendations, reviews the independence of Skyline's auditors and considers the range of audit and non-audit fees. It also meets with the internal audit staff and Chief Financial Officer, reviews the scope and adequacy of Skyline's internal auditing program and reports its findings to the Board with any recommendations it considers appropriate.

     The Governance and Compensation Committee consisted of Messrs. McKenna, Hammes and Lawson until September 19, 1994, after which the Governance and Compensation Committee consisted of Messrs. McKenna, Hammes, Lawson and Link. It met three times during the last fiscal year. The Committeeestablishes compensation for the Chief Executive Officer and consults with the Chief Executive Officer concerning compensation for other electedofficers of the Company. The Committee also recommends to the Board the selection of nominees for election as directors, and considers the performance of incumbent directors in determining whether to nominate them for re-election. Nominees recommended by shareholders will be considered upon their submission in writing by the shareholders to Skyline prior to the end of the fiscal year immediately preceding the next regular annual shareholders meeting.

     The Executive Committee of the Board of Directors consisted of Messrs. Arthur J. Decio, Hammes and McKenna until September 19, 1994, after which the Executive Committee of the Board of Directors consisted of Messrs. Decio, McKenna, Hammes, Lawson and Link, and met four times during the last fiscal year. This Committee exercises the powers of the Board of Directors in the management of the business and affairs of Skyline, subject to the approval of the full Board of Directors at the next regular or special meeting.

   The Board of Directors met or took action six times during the last fiscal year. Every Board member was present at all Board meetings and meetings of all committees of which he was a member, except that one Director did not attend one Board meeting.

PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION

     The Board of Directors recommends to the Shareholders that Skyline's Articles of Incorporation be amended to permit the size of the Board of Directors, as determined from time to time by the By-Laws, to be no less than three Directors and no more than ten Directors. Skyline's Articles of Incorporation currently permit the size of the Board of Directors, as determined from time to time by the By-Laws, to be no less than three Directors and no more than nine Directors. The purpose and effect of the proposed amendment is to permit the maximum size of the Board of Directors to be ten rather than nine members. The exact size of the Board of Directors within the range permitted in the Articles of Incorporation is now, and would be after the adoption of the proposed amendment, specifiedby the By-Laws. The By-Laws currently provide for nine Directors. The proposed amendment would provide the Board of Directors with the flexibility, should the Board deem it advisable, to amend the By-Laws to increase the size of the Board promptly to ten Directors. The text of the proposed amendment to Article IX, Section 1 of the Articles of Incorporation is as follows:

The Corporation shall have such number of Directors as shall be specified in the By-Laws, but in no event shall such number be less than three nor more than ten. In the event the By-Laws do not state the number of Directors, the number of Directors shall be nine.

CERTAIN OTHER BENEFICIAL OWNERS

     The following person, entities or "group" as indicated are known to Skyline to own beneficially at least five percent (5%) of Skyline's common stock or are members of management identified in the summary compensation table but who are not on Skyline's Board. The beneficial ownership of Skyline common stock by the members of its Board and its nominees for directors is shown in the table under "Election of Directors" above.

          	              Shares of Skyline Common
     Name and Address         Stock Beneficially Owned Percent of
     of Beneficial Owner      at July 1. 1995          Class (l)

     Donald A. Barrow                     1,350
     Vice President, Skyline
     2520 By-Pass Road
     Elkhart, Indiana 46514

     Orbis Investment Management      1,065,000 	 9.6%
     Limited (2)
     Harold Hayes Frith Building
     55 Par-Ia-Ville Road
     Hamilton, HM 11
     Bermuda

     PosAlpha Management Limited (2)     45,000           .4%
     Harold Hayes Frith Building
     55 Par-Ia-Ville Road
     Hamilton, HM 11
     Bermuda

     (l)  Less than one percent (1%) if not specified.

     (2) Orbis Investment Management Limited and PosAlpha Management Limited may constitute a "group" owning 1,110,000 shares, which is 9.98% of the outstanding Skyline common stock.

EXECUTIVE COMPENSATION

     All cash compensation paid during the fiscal year ended May 31, 1995 for each of the five highest paid executive officers of Skyline, including the Chief Executive Officer. The table also shows for each such officer, the amounts set aside during the last fiscal year under Skyline's Profit
Sharing Plan.
          							  All
          							  Other
     				    Annual Compensation           Compensation
                         					  (Vested
   Name and Principal                 				  Profit
       Position  		    Year Salary ($)     Bonus ($) Sharing)

Arthur J. Decio     		    1995   395,000   	 264,000   9,000
Chairman of the Board    	    1994   395,000       248,000   6,000
and Chief Executive Officer         1993   395,000        90,000   6,000

William H. Murschel 		    1995   295,000       194,700   9,000
President and Chief Operations      1994   295,000       170,500   6,000
Officer (Vice-President prior to    1993   275,000       102,500   6,000
September 16, 1991)

Ronald F. Kloska    		    1995   245,000       181,300   9,000
Vice-Chairman of the Board,         1994   245,000       139,500   6,000
Chief Administration Officer        1993   225,000        67,500   6,000
and Secretary (President prior to
September 16, 1991)

Terrence M. Decio   		    1995   225,000       148,500   9,000
Senior Executive Vice-President     1994   225,000       139,500   6,000
(Senior Vice-President from         1993   200,000        67,500   6,000
September 16, 1991 to September 21,
1992 and Vice-President before
September 16, 1991)

Donald A. Barrow                    1995   150,000        45,000   9,000
Vice-President                      1994   150,000        45,000   6,000
     				    1993   140,000        22,500   6,000

Compensation of Directors

     Directors who are not full-time employees receive an annual fee of $16,000 payable in quarterly installments. Employee directors receive $500 for each Board or Committee meeting attended. Chairmen of the Board Committees receive an additional $2,000 annually and Committee members receive an additional $1,500 annually payable in quarterly installments.

Termination of Employment Arrangements

     The Skyline Corporation and Affiliates Employees' Profit Sharing Plan provides benefits on death, disability or retirement for officers and executives, sales, administrative and supervisory employees. Employees hired on or after June 1, 1987 become eligible as of the June 1 or December 1 immediately following completion of six months of employment. Under the Plan, as amended effective June 1, 1989, the amount of contribution under the Plan is in the discretion of Skyline each year. However, the maximum contribution for any participant shall not exceed 12% of a participant's basic compensation. Upon retirement, death or permanent total disability, a participant is entitled to all of the funds credited to his account. In case of termination of employment by resignation or discharge, the participant is entitled to a percentage of the amount credited to his account, ranging from 0% (10% for employees hired on or before May 31, 1987) after one year of employment to 100% after seven years. For plan years beginning on or after June 1, 1987, forfeitures resulting from any employee's termination of employment prior to full vesting will be used to reduce employer contributions. Net investment earnings or net losses for each fiscal year are allocated to the account of each participant in the same ratio as the participant's account balance bears to the total account balances of all participants. Skyline reserves the right to modify, amend or terminate the Plan. In the event of termination of the plan, the entire amount theretofore contributed under the Plan must be paid to participants or their beneficiaries and under no circumstances reverts to Skyline.

     Under an insurance plan, payments would be made to the below named executive officers, and executive officers as a group, for a period of 10 years upon retirement from Skyline at age 60 or later, in the following annual amounts: Ronald F. Kloska, $100,000; William H. Murschel, $75,000; Donald A. Barrow and Terrence M. Decio, $60,000 each; and all executive officers as a group, consisting of 6 individuals, $375,000. Under the same insurance plan, in the event of the death of any of such executive officers while employed by Skyline, payments would be made for a period of 10 years in the annual amounts hereinafter specified to the beneficiaries of the following individuals and group: Ronald F. Kloska, $100,000; William H. Murschel, $75,000; Terrence M. Decio, $60,000, and Donald A. Barrow, $30,000; and all executive officers as a group, consisting of 6 individuals, $325,000. Skyline is the owner and beneficiary of policies insuring the lives of all such executive officers in the total amount of $2,525,984. In addition, in the event of the death of Arthur J. Decio, Skyline has agreed to pay his survivor(s) the sum of $1,920,000, which at the present income tax rates, would result in after tax cost to Skyline of approximately $1,180,000. Skyline is the owner and beneficiary of policies insuring Arthur J. Decio's life in the amount of $1,000,000.

     The appreciation in cash surrender value of all of the above-described insurance policies is such that there is no current cost to Skyline for their maintenance.

Compensation Committee Interlocks and Insider Participation

     The following persons served as members of the Governance and Compensation Committee (the "Compensation Committee") of Skyline's Board of Directors during the fiscal year ended May 31, 1995: Andrew J. McKenna, Jerry Hammes, William H. Lawson and David T. Link. Arthur J. Decio is the Chairman of the Board and Chief Executive Officer of Skyline, and is a member of the Board of Directors of Schwarz Paper Company. Andrew J. McKenna is an executive officer of Schwarz Paper Company.

Report of the Governance and Compensation Committee (the "Compensation Committee") on Executive Compensation

     The compensation of Skyline's executive officers is determined by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a director who is not an employee of Skyline or any of its affiliates. The following report with respect to compensation paid to Skyline's executive officers for the fiscal year ended May 31, 1995 is furnished by the Compensation Committee.

     General Policies. Skyline's compensation programs are intended to enable Skyline to attract, motivate, reward and retain the executive management talent required to achieve corporate objectives. It is Skyline's policy to reward exceptional performance and contributions to the development of Skyline's business. To attain these objectives, Skyline's executive compensation program includes a competitive base salary coupled with the opportunity to participate in a bonus pool which is created based on the performance of Skyline's business. The Compensation Committee establishes the base salaries and discretionary bonuses which will be paid to Skyline's executive officers for each fiscal year. In setting salaries and bonuses, the Compensation Committee takes into account several factors, including compensation paid by competitors and other industries' compensation data as well as qualitative factors bearing on an individual's experience, responsibilities, management and job performance. The Compensation Committee evaluates the contributions to Skyline's overall performance during the last fiscal year, leadership,effectiveness and commitment of all executive officers, including the Chief Executive Officer. For the fiscal year ended May 31, 1995, each of the executive officers received a bonus, in the amounts set forth above in the summary compensation table.

     Salaries. Salary levels for executive officer positions are set so as to reflect the duties and level of responsibilities inherent in the position and current economic conditions relating to Skyline's business. Comparative salaries paid by other companies in the industries which Skyline does business are considered in establishing the salary level for a given position. The Compensation Committee does not, however, target a specific percentile range within the comparative group in setting salaries of Skyline's executive officers. The particular qualifications and level of experience of the individual holding the position are also considered in establishing a salary level when the individual is first appointed to a given position.

     Bonus. Skyline provides executive officers the opportunity to earn an annual incentive bonus based on an evaluation of the executive's individual performance and Skyline's performance. No executive officer is automatically entitled to a bonus or a bonus in any particular amount. In considering bonuses for executives other than Arthur J. Decio, the Compensation Committee consults with the Chief Executive Officer.

     Other. In addition, the executive officers participate in a profit sharing program and insurance and other plans described above providing payments on death or retirement.

     Compensation of Chief Executive Officer ("CEO"). In setting the base salary and bonus for Skyline's CEO, for the fiscal year ended May 31, 1995, the Compensation Committee considered the same factors as with other executive officers of Skyline. The Compensation Committee believes the CEO's compensation was fully supported by those standards.

     Andrew J. McKenna, Chairman
     Jerry Hammes
     William H. Lawson
     David T. Link

     Being all the members of Skyline's
     Governance and Compensation Committee
     (the "Compensation Committee")

PERFORMANCE GRAPH

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
AMONG SKYLINE CORPORATION, S & P 500 INDEX AND PEER GROUP**



                         Skyline        S&P       Peer
                         Corporation    500       Group

Starting Basis - 1990         $100.00   $100.00   $100.00
1991                           124.22    111.79    115.73
1992                           118.62    122.81    129.88
1993                           138.37    137.06    165.83
1994                           141.08    142.90    211.25
1995                           148.80    171.75    208.30

* Notes:
Assumes initial investment of $100 on May 31,1990 and compares the return on that investment through May 31, 1995.
For comparison purposes, Total Return assumes reinvestment of dividends, although Skyline has no dividend reinvestment plan.
Total Return is based on market capitalization.

** This self constructed peer group consists of the following companies:

     Champion Enterprises, Inc.
     Coachman Industries, Inc.
     Fleetwood Enterprises, Inc.
     Liberty Homes, Inc.
     Schult Homes, Inc.
     Thor Industries, Inc.

The returns of each member of this peer group have been weighted according to that company's respective stock market capitalization.

INDEPENDENT PUBLIC ACCOUNTANTS

     Skyline's independent public accounting firm is Price Waterhouse. It is expected that representatives of Price Waterhouse will be present at the meeting of shareholders, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

     Any proposal submitted for inclusion in Skyline's Proxy Statement and form of proxy for the 1996 Annual Meeting of Shareholders must be received at the address shown above on or before April 5, 1996.

MISCELLANEOUS

     As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the annual meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxies named in the enclosed proxy to take such action as shall be in accordance with their best judgment.

     The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying material, will be paid by Skyline. Skyline expects to pay approximately $6,000 to Georgeson & Company as compensation for the solicitation of proxies, and may reimburse brokers and others for their expense for sending proxy material to principals for the purpose of obtaining signed proxies. In addition, solicitation may be by mail, telephone, telegraph and personal interview by regularly engaged officers of Skyline who will not be additionally compensated therefor.

     Shareholders are respectfully requested to date, sign and return promptly the enclosed proxy in the enclosed envelope. No postage is required if mailed in the United States.

     By Order of the
     Board of Directors
     RONALD F. KLOSKA
     Vice-Chairman, Chief
     Administration Officer
     and Secretary

PRELININARY PROXY COPY
DEFINITIVE PROXY MATERIALS WILL BE MAILED TO THE SHAREHOLDERS AUGUST 1, 1995



     IMPORTANT: Please mark, sign, date and promptly return this proxy using the enclosed envelope.

     Proxy
     SKYLINE CORPORATION
     THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF
     DIRECTORS

     The undersigned hereby appoints Ronald F. Kloska and Linda R. Philippsen as proxies, each with the power to appoint their substitute, and hereby authorizes them, or either of them, to appear and to vote as designated below, all the shares of common stock held of record by the undersigned on July 19, 1995 at the Annual Meeting of Shareholders of Skyline Corporation, to be held at the Shenandoah Room, in the Ramada Inn, 3011 Belvedere Road, Elkhart, Indiana, on Monday, September 18, 1995, at 10:00 a.m., Eastern Standard Time, and at any adjournments thereof.

     1.   ELECTION OF DIRECTORS
           NOMINEES: Arthur J. Decio, Terrence M. Decio, Jerry Hammes, Ronald F. Kloska, William H. Lawson, David T. Link, Andrew J. McKenna, William H. Murschel and Dale Swikert.

          Mark Only One Box:

          _____ FOR all nominees listed above; except vote withheld with respect to nominee/s listed below (if any)
                 ________________________________________________
                 ________________________________________________

          _____ WITHHOLD AUTHORITY to vote for ALL nominees listed above

     2.   AMENDMENT TO ARTICLES OF INCORPORATION

          Mark Only One Box:

          _____ FOR amending the Articles of Incorporation to permit the size of the Board of Directors, as determined from time to time by the Bylaws, to be no less than three Directors and no more than ten Directors.

          _____ AGAINST amending the Articles of Incorporation to permit the size of the Board of Directors, as determined from time to time by the Bylaws, to be no less than three Directors and no more than ten Directors.


                         (Continued and to be signed on other side) (continued from other side)

     3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN
     THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
     SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL
     BE VOTED FOR THE ABOVE PROPOSALS.

          The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished therewith, both of which are dated August 1, 1995.

     Dated _________________ , 1995  _____________________________
                                             Signature

     Please print:

      _________________________      _____________________________
               Name                          Signature
      _________________________
               Name
      _________________________
               Address
      _________________________
         City, State, Zip Code

     Please sign exactly as name appears hereon. Where shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.